EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated September 26, 2005 relating to the financial statements of Homeland Integrated Security Systems, Inc. in the Registration Statement on Form SB-2/A dated December 2, 2005, and Prospectus, and to the reference to our firm as ‘Experts in Accounting’.

Traci J. Anderson
Huntersville, North Carolina
December 2, 2005